Exhibit 99.1

Contact:	Jeremy Zweig
914-524-6819

PRESTIGE BRANDS HOLDINGS REPORTS FOURTH QUARTER

EARNINGS

Sales increase 22% to $78.4 million

Operating Income increases 165% to $30.1 million

Irvington, New York – May 9, 2005 – Prestige Brands Holdings, Inc. (NYSE: PBH), a consumer products company with a diversified portfolio of well-recognized brands, today announced results for its fourth fiscal quarter ended March 31, 2005.  Net sales for the quarter were $78.4 million, up 22.4% over the prior year’s pro forma results for the same period.  Operating income for the quarter was $30.1 million, up $18.8 million or 165.3% over the prior year’s Q4 pro-forma operating income of $11.3 million.  The net loss attributable to common shareholders for the quarter in accordance with generally accepted accounting principles was $14.3 million or $0.37 per basic and diluted share which reflects the following:

•                  $19.3 million loss on extinguishment of debt paid off using IPO proceeds,

•                  Reported interest expense for the quarter of $10.8 million which reflects a blend of our pre- and post- IPO capital structure, as opposed to interest expense of $8.2 million, had the current capital structure been in place for the entire quarter,

•                  $14.1 million of cumulative dividends on preferred units redeemed during the quarter using IPO proceeds, and

•                  Weighted average shares outstanding during the quarter of approximately 38.1 million shares.

On a pro forma basis assuming the Initial Public Offering occurred on January 1, 2005, and excluding the effects of the items listed above and related tax effects, earnings per share would have been $0.26 for the quarter ended March 31, 2005.

“The successful Prestige Brands IPO capped a very strong fiscal year that has brought great change, opportunity and success to our company,” said Chairman, President and Chief Executive Officer Peter C. Mann.  “We continued our excellent sales growth and outstanding profit gains in the fourth quarter.  Our core brands have met or exceeded expectations, and our recent acquisition of Little Remedies is now fully integrated and is performing exceptionally well.  Finally, we introduced several promising products in the quarter, including Clear eyes for Dry Eyes and five new Little Remedies items. Looking ahead, we have a number of new brand extension initiatives underway.  We are continuing our rapid international expansion, and we believe we are well positioned to deliver solid growth in the new fiscal year.”

Results for Three Months Ended March 31, 2005

Note: Pro forma results for the quarter and year ending March 31, 2004 reflect the operations of Medtech, Denorex, Spic and Span, and Bonita Bay as if the acquisitions had taken place effective April 1, 2003.

Operating income increased 165.3% to $30.1 million in the fourth quarter of fiscal 2005, up from pro forma operating income of $11.3 million the prior year, while total revenues of $78.4 million for the quarter ended March 31, 2005 increased 22.4% from pro forma revenues of $64.0 million for the quarter ended March 31, 2004. The improvement in operating income was largely due to strong sales, gross margin improvement resulting from product mix and cost efficiencies, and lower G&A expenses.

Results for Fiscal Year Ended March 31, 2005

For the full fiscal year, revenues were $303.3 million, an 8.5% increase over the prior fiscal year’s pro forma revenues of $279.4 million.  This increase reflects strong revenue growth in Over-the-Counter (“OTC”) products and Household Cleaners plus the mid-year acquisition of Little Remedies.  Operating income was $93.6 million, 35.2% greater than pro forma operating income of $69.2 million for the prior fiscal year.  Fiscal 2005 net loss attributable to common shareholders, in accordance with generally accepted accounting principles, was $11.9 million or $0.41 per basic and diluted share which reflects the following:

•                  $26.9 million loss on extinguishment of debt resulting from the acquisition of Bonita Bay Holdings, Inc and debt paid off using IPO proceeds,

•                  Reported interest expense for the year of $44.7 million which reflects a blend of our pre- and post- IPO capital structure, as opposed to interest expense of $32.8 million had the current capital structure been in place for the entire year,

•                  Amortization of inventory step-up of $5.3 million related to the acquisition of Medtech Holdings, Inc, The Denorex Company, Bonita Bay Holdings, Inc, The Spic and Span Company and Vetco, Inc,

•                  One-time charges of $0.6 million related to the discontinuance of the registration and issuance of Income Deposit Securities,

•                  $25.4 million of cumulative dividend on preferred units redeemed using IPO proceeds, and

•                  Weighted average shares outstanding during for the year of approximately 29.4 million shares.

On a pro forma basis, assuming the Initial Public Offering occurred on April 1, 2004,and excluding the effects of the items listed above and related tax effects, earnings per share would have been $0.82 for the fiscal year ended March 31, 2005.

Segment Results for Three Months and Full Year Ended March 31, 2005

The Company’s sales growth for the quarter was driven by its largest segment, OTC, which recorded a 36.7% increase over the prior year’s pro-forma revenues.  For the quarter, revenues for the Household Cleaning segment also grew at 13.1% over the prior year’s pro forma revenues while the Personal Care segment declined 7.1%.

In the quarter ended March 31, 2005, within OTC, the Clear eyes, Chloraseptic and Little Remedies brands recorded year-over-year growth. The Chloraseptic line benefited from an unusually strong late cold/flu season.  The OTC segment had net sales of $45.3 million for the quarter compared to pro forma net sales of $33.2 million for the prior year period.  For the full year, all four major brands in the OTC category (Chloraseptic, Clear Eyes, Compound W, and Little Remedies) also posted solid sales gains versus the prior year.

Within the Household Cleaning segment, the Comet brand showed solid growth for the quarter, while Spic and Span posted a small decline.  The segment had net sales of $24.9 million for the quarter compared to pro forma net sales of $22.0 million for the prior year period.  For the full year, both brands posted gains.

Net sales for the Personal Care segment were $8.1 million for the quarter compared to pro forma net sales of $8.7 million for the prior year period.  Cutex and Denorex registered declines; however, toward the end of the quarter, Denorex appeared to be showing positive results from its recent relaunch.

Management Outlook for Future Results

Management is aware that, as a newly-public company, an investor’s ability to project future earnings may be complicated by the changed capital structure in the fourth quarter and significant recent acquisitions.  A number of major investment analysts have published detailed EPS projections for the Company’s fiscal 2006 financial performance.  To provide visibility at this unique time, the Company confirms that the average of these analyst projections is in line with the Company’s expectations of financial performance for the year ending March 31, 2006.

Further, management is also reconfirming the following general statements of targeted revenue and earnings growth over the next 3-4 years.  This model is identical to what was presented as a part of the recent IPO process.

•                  Annual revenue growth, excluding the impact of acquisitions, will average 5-7%.

•                  Annual EPS, also excluding the impact of acquisitions, will grow 12-16%, driven by revenue increases, modest operating margin improvement and de-leveraging.

•                  There will be considerable variation by quarter.  In particular, the quarter ending June 30 is normally a less profitable quarter largely due to seasonal advertising expense, and management believes that will continue to be the case going forward.  Historically the June quarter has represented 12-16% of annual net income.

In the future, Prestige Brands does not anticipate providing periodic guidance regarding specific annual or quarterly revenue and/or profit expectations.

The Company will hold a conference call to review its fourth quarter fiscal 2005 financial performance at 10:00 A.M. Eastern Time on Tuesday, May 10, 2005. The toll-free dial in number for the call is 888-324-7512. International callers may dial 773-756-0828. The conference pass code is “Prestige.” We will also have a live Internet webcast of the conference call, as well as an archived replay, which can be accessed from the investor relations page of www.prestigebrandsinc.com.

Forward Looking Statements

Statements in this press release which are not historical facts, including, without limitation, revised financial guidance for fiscal 2006, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

About Prestige Brands Holdings

Prestige Brands Holdings is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the United States and Canada. Key brands include Compound W® wart remover, Chloraseptic® sorethroat relief products, New-Skin® liquid bandage, Clear eyes® and Murine® eye and care products, Little Remedies® pediatric over-the-counter healthcare products, Cutexnail polish remover, Comet® and Spic & Span® household cleaner and several other well-recognized brands. Prestige Brands is headquartered in Irvington, New York.

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Prestige Brands Holdings, Inc

Results of Operations
For the Three and Twelve Months Ended March 31, 2005 and 2004

(in Thousands) (Unaudited)

	Three Months Ended March 31,			Twelve Months Ended March 31,
	Actual 2005	Actual 2004 (1)	Pro Forma 2005	Actual 2005	Actual 2004(2)	Pro Forma 2004
REVENUES:
Net sales	$78,336	$25,448	$63,928	$303,167	$87,553	$279,040
Other revenues	25	—	—	151	—	—
Other revenues - related party	—	95	95	—	387	387
Total Revenues	78,361	25,543	64,023	303,318	87,920	279,427

COST OF SALES:
Cost of Sales	33,459	12,705	33,671	141,348	36,277	127,808
Gross Profit	44,902	12,838	30,352	161,970	51,643	151,619

OPERATING EXPENSES:
Selling, advertising and promotion	7,062	2,300	7,762	38,402	14,290	45,771
General and administrative	5,085	5,904	8,612	20,198	13,717	27,103
Depreciation and amortization (3)	2,652	1,480	2,631	9,800	5,429	9,531
Loss on forgiveness of related party receivable	—	1,404	—	—	1,404	—
Operating income	30,103	1,750	11,347	93,570	16,803	69,214

Loss on extinguishment of debt	(19,287)	—	—	(26,854)	—	—
Other income/(expense)	(9)	—	(5)	(9)	—	3,004
Interest expense, net(4)	(10,849)	(3,346)	(10,096)	(44,726)	(9,882)	(40,231)
Income/(loss) before taxes	(42)	(1,596)	1,247	21,981	6,921	31,987
Benefit (provision) for income taxes	(182)	627	(499)	(8,522)	(2,737)	(12,795)
Net income (loss)	$(224)	$(969)	$748	$13,459	$4,184	$19,192

Cumulative preferred dividends on Senior Preferred and Class B Preferred units	(14,053)			(25,395)
Net income (loss) available to common shareholders	$(14,277)			$(11,936)

Net income (loss) per common share	$(0.37)			$(0.41)

Basic and diluted weighted average shares outstanding	38,074			29,389

Reconciliation to Adjusted EBITDA:

Net income (loss)	$(224)	$(969)	$748	$13,459	$4,184	$19,192
Interest expense, net	10,849	3,346	10,096	44,726	9,882	40,231
Provision for income taxes	182	(627)	499	8,522	2,737	12,795
Depreciation and amortization	2,652	1,480	2,631	9,800	5,429	9,531
Loss on extinguishment of debt	19,287	—	—	26,854	—	—
Charges due to inventory step-up	—	1,805	1,805	5,335	1,805	3,007
Other non-recurring items	—	—	2,753	636	—	1,689

Adjusted EBITDA(5)	$32,746	$5,305	$18,531	$109,332	$24,037	$86,445

(1)	Includes combined results for the period from January 1, 2004 through February 5, 2004 (predecessor basis) and the period from February 6, 2004 through March 31, 2004 (successor basis).
(2)	Includes combined results for the period from April 1, 2003 through February 5, 2004 (predecessor basis) and the period from February 7, 2004 through March 31, 2004 (successor basis).
(3)	Pro forma results reflect historical depreciation plus current year amortization.
(4)	Pro forma interest expense assumes current year debt calculated using prior year LIBOR rate.
(5)

Adjusted EBITDA is defined as income before taxes, interest expense, depreciation, amortization and certain other non-recurring items. Adjusted EBITDA is presented because it is our understanding that certain members of the financial community use this as another measure of the company’s financial results and operating performance. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA are not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.